EXHIBIT 10.9

                            SHARE TRANSFER AGREEMENT

                         made the 12th day of June, 1997

                                     BETWEEN

                         WEATHERFORD ENTERRA CANADA LTD.

                                       and

                               CEPI HOLDINGS, INC.

                       RE: SHARES OF CRC-EVANS CANADA LTD.
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                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE 1 INTERPRETATION.......................................................1
  1.1  Definitions.............................................................1
  1.2  Disclosure Schedule:....................................................5
  1.3  Construction............................................................5
  1.4  Canadian GAAP...........................................................6
  1.5  Entire Agreement........................................................6

ARTICLE 2 SALE AND TRANSFER....................................................6
  2.1  Sale and Transfer.......................................................6
  2.2  Purchase Price..........................................................6
  2.3  Allocation..............................................................6
  2.4  Closing Deliveries of Seller............................................7
  2.5  Closing Deliveries of Buyer.............................................7
  2.6  Investment Canada.......................................................8

ARTICLE 3 REPRESENTAT IONS AND WARRANTIES......................................8
  3.1  Sellers Representations and Warranties..................................8
  3.2  Limitation of Seller's Representations.................................17
  3.3  Buyer's Representations................................................17
  3.4  Survival of Representations and Warranties.............................19
  3.5  Application of Indemnities.............................................19

ARTICLE 4 GENERAL.............................................................19
  4.1  Public Announcements...................................................19
  4.2  Communications.........................................................19
  4.3  Transaction Expenses...................................................20
  4.4  Assignment.............................................................20
  4.5  Inurement..............................................................20
  4.6  Governing Law..........................................................20
  4.7  Further Assurances.....................................................21
  4.8  Waiver.................................................................21
  4.9  Counterpart Execution..................................................21
  4.10 Tax Returns and Financial Statements...................................21
  4.11 Transfer Taxes.........................................................21

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                            SHARE TRANSFER AGREEMENT

            -THIS AGREEMENT made the 12th day of June, 1997,

BETWEEN:

            WEATHERFORD ENTERRA CANADA LTD., a body corporate having an office in the Town of Nisku, in the Province of Alberta, (the "SELLER")

                                                               OF THE FIRST PART

                                     - and -

            CEPI HOLDINGS, INC., a body corporate having an office in the City of Fort Worth, in the State of Texas, (the "BUYER")

                                                              OF THE SECOND PART

WHEREAS:

A. Weatherford Enterra, Inc. ("Weatherford"), CRC-Evans Pipeline International, Inc. ("CRC") and Buyer are parties to that certain Amended and Restated Asset Purchase Agreement dated effective the 31st day of January, 1997 (the "Definitive Acquisition Agreement").

B. SECTION 5.8 of the Definitive Acquisition Agreement provides for the execution and delivery of this Agreement pursuant to which the Seller sells and the Buyer buys the Company Shares (as hereinafter defined) on the terms and conditions hereinafter set forth.

            NOW THEREFORE THIS AGREEMENT WITNESSETH THAT, in consideration of the premises and of the respective covenants and agreements of the parties hereto hereinafter set forth, the parties hereto hereby covenant and agree with one another as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1   DEFINITIONS

            In this Agreement, including the premises and the schedules hereto:

      "ACCRUED LIABILITIES" has the meaning ascribed thereto in ARTICLE 10 of the Definitive Acquisition Agreement.

      "AFFILIATE" shall mean, with respect to any Person, an individual or entity that, directly or indirectly, controls, is controlled by or is under common control with such Person.

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      "AGREEMENT" shall mean this Share Transfer Agreement among the Seller, and the Buyer, as amended from time to time by such parties.

      "APPLICABLE LAW" means any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified Person or property is subject.

      "BUSINESS" shall mean the businesses and operations of the Company relating to (i) the design, manufacture, sales and rental of right-of-way pipeline construction and rehabilitation equipment and services provided in connection therewith, (ii) the design, manufacture, sale and commissioning of pipe handling, cleaning and coating equipment, (iii) the design, manufacture, sale and rental of automatic (mechanized) pipeline welding systems and ancillary sales and services provided in connection therewith and (iv) pipeline field joint coating services and related equipment rentals and sales, the manufacture and sale of pipeline induction heating systems, and pipeline coating rehabilitation services.

      "BUSINESS DAY" means any day of the week except Saturday, Sunday or any statutory holiday in Calgary, Alberta.

      "BUYER" shall have the meaning specified in the preamble.

      "CLOSING" shall mean the closing of the transactions contemplated by this Agreement and the Definitive Acquisition Agreement on the Closing Date.

      "CLOSING DATE" shall have the meaning given such term in SECTION 1.3 of the Definitive Acquisition Agreement.

      "COMPANY" means CRC-Evans Canada Ltd., a corporation amalgamated under the laws of the Province of Alberta.

      "COMPANY SHARES" means all of the issued and outstanding shares in the capital stock of the Company, consisting of 2450 Class A common shares, 7350 Class B common shares, 3086 Class C common shares and 9527 Class D common shares.

      "CONTRACTS AND OTHER AGREEMENTS" shall mean all contracts, agreements, understandings, indentures, notes, bonds, loans, instruments, leases, mortgages, franchises, licenses, commitments or binding arrangements, whether express or implied, oral or written, to which the Company is a party or bound or to which its properties or assets are subject.

      "DAMAGES" shall mean any and all liabilities, losses, damages, demands, assessments, claims, costs and expenses (including interest, awards, judgments, penalties, settlements, fines, costs of remediation, diminutions in value, costs and expenses incurred in connection with investigating and defending any claims or causes of action (including, without limitation, attorneys' fees and expenses and all fees and expenses of consultants and other professionals)).

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      "DEBT OBLIGATIONS" shall mean an contract, agreement, indenture, note, mortgage, deed of trust, security agreement or other instrument relating to the borrowing of money or the pledge of collateral therefor or any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business).

      "DISCLOSURE SCHEDULE" shall mean the amended disclosure schedule delivered to the Buyer pursuant to the Definitive Acquisition Agreement.

      "DOCUMENTS AND OTHER PAPERS" shall mean and include any document, agreement, instrument, certificate, writing, notice, consent, affidavit, letter, telegram, telex, statement, file, computer disk, microfiche or other document in electronic format, schedule, exhibit or any other paper or record whatsoever.

      "ENVIRONMENTAL LAWS" shall mean all federal, provincial or municipal laws, rules, regulations, statutes, ordinances or orders of any Governmental Entity relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation and
      (c) exposure to hazardous, toxic or other substances alleged to be harmful. "Environmental Laws" shall include, but not be limited to THE ENVIRONMENTAL PROTECTION AND ENHANCEMENT ACT (Alberta) and THE CANADIAN ENVIRONMENTAL PROTECTION ACT (Canada) and all Regulations thereunder. The term "Environmental Laws" shall also include all federal, provincial, local and municipal laws, rules, regulations, statutes, ordinances and orders dealing with the same subject matter or promulgated by any governmental or quasi-governmental agency thereunder or to carry out the purposes of any federal, provincial, local and municipal law. "Environmental Laws" does not include any Occupational Safety and Health legislation or any other federal, provincial or local law, statute, ordinance, regulation or order governing worker safety or workplace conditions.

      "ENVIRONMENTAL PERMIT" shall mean any permit, license, approval, registration, identification number or other authorization with respect to the Principal Assets or the Business under any applicable Environmental Law.

      "EQUIPMENT" shall mean all machinery, transportation equipment, tools, equipment, furnishings and fixtures owned, leased or subject to a contract of purchase and sale, or lease commitment, that are used in the Business as operated by the Company.

      "EXCLUDED ASSETS" shall have the meaning given such term in SECTION 1.2 of the Definitive Acquisition Agreement.

      "FINANCIAL STATEMENTS" shall mean the unaudited December 31, 1994, December 31, 1995 and December 31, 1996 financial statements of the Company and the unaudited balance sheet of the Company as at January 31, 1997, delivered to the Buyer pursuant to SECTION 2.7 of the Definitive Acquisition Agreement.

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      "GOVERNMENTAL ENTITY" shall mean any arbitrator, court, administrative or regulatory agency, commission, department, board or bureau or body or other government (domestic or foreign) or authority or instrumentality or any entity or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (domestic or foreign).

      "HAZARDOUS MATERIALS" shall mean any (a) petroleum or petroleum products,
      (b) hazardous substances, hazardous waste, hazardous materials or toxic substances or words of similar import used under any applicable Environmental Law and (c) any other chemical, substance or waste that is regulated by any Governmental Entity under any Environmental Law.

      "INVENTORIES" shall mean all inventories of finished goods, tooling inventory, work in progress and raw materials relating to the Business, wherever situated.

      "LEASEHOLD INTERESTS" shall mean the interests of the Company as lessee in the real property listed in SECTION 1.1(A)(V) of the Disclosure Schedule.

      "LIEN" shall mean any lien, pledge, claim, charge, security interest or other encumbrance, option, defect or other rights of any third Person of any nature whatsoever other than Permitted Liens.

      "MATERIAL ADVERSE EFFECT" shall mean a loss to the Business in excess of $2,000,000, or a material adverse effect on the assets, business, operations or financial or physical condition of the Principal Assets or the Business or on the ability of the Seller to perform its obligations under this Agreement, or that would constitute a criminal violation of law involving a felony.

      "NOTES PAYABLE" has the meaning ascribed thereto in ARTICLE 10 of the Definitive Acquisition Agreement.

      "PERMITTED LIENS" shall mean (a) Liens created by the Buyer, (b) Liens for taxes, assessments and governmental charges not yet due and payable; (ii) statutory liens arising in the ordinary course of business, relating to obligations as to which there is no default on the part of the Seller or the Company; and (c) any other Liens that in the aggregate do not exceed $50,000; provided, however, that at the Closing "Permitted Liens" on Real Property shall not include any Lien for taxes, assessments or governmental charges registered against title to the Real Property, or statutory liens filed of record against the Real Property, unless any such Liens are being diligently contested in good faith by appropriate proceedings.

      "PERSON" shall mean a corporation. an association, a partnership, an organization, a business, an individual or a Governmental Entity.

      "PRINCIPAL ASSETS" means all assets of the Company used in conjunction with the Business, including without limitation the Equipment and the Inventories but excluding Excluded Assets.

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      "PROPRIETARY INFORMATION" shall mean collectively (a) Proprietary Rights and (b) any and all other information and material proprietary to the Company, owned, possessed or used by the Company, whether or not such information is embodied in writing or other physical form, and which is not generally known to the public, that (i) relates to financial information regarding the Company or the Business, including, without limitation, (A) business plans and (B) sales, financing, pricing and marketing procedures or methods of the Company or (ii) relates to specific business matters concerning the Company, including, without limitation, the identity of or other information regarding sales personnel or customers of the Company.

      "PROPRIETARY RIGHTS" means all patents, inventions, shop rights, know how, trade secrets, designs, plans, manuals, computer software, specifications, confidentiality agreements, confidential information and other proprietary technology and similar information; all registered and unregistered trademarks, service marks, logos, trade and corporate names (including the name "CRC-Evans Canada" and all derivations thereof) and all other trademark rights; all registered and unregistered copyrights; and all registrations for, and applications for registration of, any of the foregoing, that are used in the conduct of the Business.

      "PURCHASE PRICE" has the meaning ascribed thereto in SECTION 1.4(A) of the Definitive Acquisition Agreement.

      "REAL PROPERTY" shall mean the owned real property of the Company.

      "SELLER" shall have the meaning specified in the preamble.

      "TAXES" shall mean all federal, provincial, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits, or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term "TAX" means any one of the foregoing Taxes.

      "TRADE PAYABLES" shall mean those obligations of the Company relating to the provision of goods and services in the ordinary course of business and that are classified as trade payables or accounts payable in the Financial Statements in accordance with United States generally accepted accounting principles as consistently applied by the Company.

1.2   DISCLOSURE SCHEDULE:

            The Amended Disclosure Schedule referenced in and delivered pursuant to the Definitive Acquisition Agreement is incorporated into this Agreement by reference and forms a part of this Agreement as if attached to this Agreement, whether so attached or not.

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1.3   CONSTRUCTION

            In this Agreement, unless otherwise expressly stated:

      (a) references to a "party" or "parties" are references to a party or parties to this Agreement, and references to "herein", "hereby", "hereunder", "hereof" and similar expressions are references to this Agreement and not to any particular section, subsection or schedule;

      (b) references to an "Article", "Section", "subsection", "clause" or "Schedule" are references to an Article, Section, subsection, clause or Schedule of or to this Agreement;

      (c)   references to dollar amount are references to U.S. dollar amounts;

      (d) words importing the singular shall include the plural and vice versa, words importing gender shall include the masculine, feminine and neuter genders, and references to a "person" or "persons" shall include individuals, corporations, partnerships, associations, bodies politic and other entities, all as may be applicable in the context;

      (e) the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof, and

      (f)   time is of the essence.

1.4 CANADIAN GAAP

            Except as otherwise expressly provided herein, all determinations and assessments reliant on the application of accounting Principles shall be made on a basis consistent with Canadian generally accepted accounting principles.

1.5   ENTIRE AGREEMENT

            This Agreement together with the applicable provisions of the Definitive Acquisition Agreement expresses and constitutes the entire agreement between the parties hereto with respect to the purchase and sale of the Company Shares, and supersedes any previous agreements or understandings with respect thereto. This Agreement may be amended only by written instrument executed by the Seller and the Buyer.

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                                   ARTICLE 2
                                SALE AND TRANSFER

2.1   SALE AND TRANSFER

            At the Closing and effective as of the Closing Date the Seller shall sell, transfer and convey the Company Shares to the Buyer, and the Buyer shall purchase and accept the Company Shares from the Seller, to have and to hold the same, together with all benefit and advantage to be derived therefrom, absolutely.

2.2   PURCHASE PRICE

            The price to be paid by the Buyer for the Company Shares (the "SHARE PURCHASE PRICE") shall be the portion of the Purchase Price allocated therefor, as determined in accordance with SECTION 1.9 of the Definitive Acquisition Agreement. The Seller acknowledges that the Buyer's payment of the Purchase Price to CRC pursuant to and in accordance with the Definitive Acquisition Agreement shall satisfy the obligation of the Buyer to make payment of the Share Purchase Price hereunder.

2.3   ALLOCATION

            The Share Purchase Price shall be allocated among the classes of the Company Shares in the manner and in such amounts as may be determined in accordance with SECTION 1.9 of the Definitive Acquisition Agreement.

2.4   CLOSING DELIVERIES OF SELLER

            At Closing the Seller shall together with execution and delivery of this Agreement deliver or cause to be delivered to the Buyer or such other recipient designated by the Buyer or pursuant to Definitive Acquisition Agreement the following:

      (a) a certified copy of resolutions of the Board of Directors of the Seller authorizing the execution, delivery and performance by the Seller of its obligations under this Agreement;

      (b) a certified copy of resolutions of the Board of Directors of the Company authorizing the transfer of the Company shares to the Buyer;

      (c) such other documents and instruments as may be required of the Seller pursuant to the Definitive Acquisition Agreement;

            (i) a certificate of an officer or director of the Company attaching and certifying the by-laws of the Company in effect on the Closing Date;

            (ii) written resignations of Philip D. Gardner and David Guichon Jr. as directors of the Company;

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            (iii) certificates for the Company Shares, accompanied by duly executed share transfers that transfer the Company Shares to the Buyer;

            (iv)  the minute books and corporate seal of the Company;

            (v) the legal opinion of Macleod Dixon, Canadian solicitors for the Seller and the Company, addressing, to the extent applicable to the transactions contemplated by this Agreement, the matters set forth in Exhibit 5.9(b) to the Definitive Acquisition Agreement, such opinion to be satisfactory to the Buyer, acting reasonably.

2.5 CLOSING DELIVERIES OF BUYER

            At Closing the Buyer shall together with execution and delivery of this Agreement deliver or cause to be delivered to the Seller or such other recipient designated by the Seller or pursuant to the Definitive Acquisition Agreement the following:

      (a) a certified copy of a resolution the Board of Directors of the Buyer authorizing the execution, delivery and performance by the Buyer of its obligations under this Agreement;

      (b) such other documents and instruments as may be required of the Buyer pursuant to the Definitive Acquisition Agreement;

      (c) any other documents or instruments that may be reasonably requested by the Seller in connection with the transactions contemplated by this Agreement, including the legal opinion of Bryan & Company, Canadian solicitors for the Buyer, addressing, to the extent applicable to the transaction contemplated by this Agreement, the matters set forth in EXHIBIT 6.6(B) to the Definitive Acquisition Agreement, such opinion to be satisfactory to the Seller, acting reasonably.

2.6 INVESTMENT CANADA

            The Buyer shall, at or after Closing and in accordance with applicable laws and procedures, file the notification required pursuant to
SECTION 11 of the INVESTMENT CANADA ACT and provide the Seller with a copy of the filing.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1 SELLERS REPRESENTATIONS AND WARRANTIES

            Except as otherwise set forth in the Disclosure Schedule, the Seller represents and warrants to the Buyer as follows:

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(a)   CORPORATE MATTERS.

      (i) The Seller and the Company are corporations duly amalgamated, validly subsisting and in good standing under the laws of their respective jurisdictions of amalgamation. The Company has all requisite power and authority under all applicable laws, ordinances and orders of public authorities to own, operate and lease its properties and assets and to carry on its business in the manner currently conducted, except where the failure to be so qualified would not have a Material Adverse Effect. The Seller has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

      (ii) True, correct and complete copies of the Certificate of Amalgamation and the Bylaws of the Company have been provided by the Seller to the Buyer, and such Certificate of Amalgamation and Bylaws are in full force and effect.

      (iii) Set forth in SECTION 2.1(C) of the Disclosure Schedule is a list of assumed names under which the Company operates the Business.

(b)   VALIDITY OF AGREEMENT AND CONFLICT WITH OTHER INSTRUMENTS.

      (i) This Agreement, and all transactions contemplated hereby, have been duly authorized and approved by all necessary corporate action on the part of the Seller and the Company. No further corporate action is necessary on the part of the Seller or the Company to execute and deliver this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and is a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

      (ii) The execution, delivery and performance of this Agreement and the other agreements and documents to be delivered by the Seller to the Buyer, the consummation of the transactions contemplated hereby or thereby, and the compliance with the provisions hereof or thereof, by the Seller will not, with or without the passage of time or the giving of notice or both:

            (A) conflict with, constitute a breach, violation or termination of any provision of, or give rise to any right of termination, cancellation or acceleration, or loss of any right or benefit or both, under, any of the Contracts and Other Agreements relating to the Business,

            (B) conflict with or violate the Certificate of Amalgamation or Bylaws of the Seller or the Company,

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            (C)   result in an acceleration or increase of any amounts due with respect to the Trade Payables, Accrued Liabilities or Notes Payable,

            (D) result in the creation or imposition of any Lien on any of the Company Shares or the Principal Assets, or

            (E) violate any law, statute, ordinance, regulation, judgment, writ, injunction, rule, decree, order or any other restriction of any kind or character applicable to the Seller or the Company or any of their respective properties or assets, other than conflicts, breaches, violations, terminations or conflicts that would not materially and adversely affect the ability of the Seller or the Company to consummate the transactions provided for in this Agreement.

(c)   APPROVALS, LICENSES AND AUTHORIZATIONS.

      (i) No order, license, comment, waiver, authorization or approval of, or exemption by, or the giving of notice to, or the registration with, or the taking of any other action in respect of, any Person not a party to this Agreement, including any Governmental Entity, and no filing, recording, publication or registration in any public office or any other place is now, or under existing law in the future will be, necessary on behalf of the Seller to authorize its execution, delivery and performance of this Agreement or any other agreement contemplated hereby to be executed and delivered by the Seller and the consummation of the transactions contemplated hereby or thereby or to effect the legality, validity, binding effect or enforceability thereof.

      (ii) All material licenses, permits, concessions, warrants, franchises and other governmental authorizations and approvals of all Governmental Entities required or necessary for the Company to carry on its business in the places and in the manner currently conducted have been duly obtained and are in full force and effect. No material violations are in existence or have been recorded with respect to such licenses, permits or other authorizations and no proceeding is pending or, to the best knowledge of the Seller, threatened with respect to the revocation or limitation of any of such licenses, permits or other authorizations. The Company has complied with all laws, rules, regulations and orders applicable to the Business, and all rules, regulations and orders respecting the provision of services by the Company, except for violations that would not have a Material Adverse Effect. No proceedings are pending or, to the knowledge of the Seller, threatened with respect to any violation of any Applicable Law relating to the Company or the Business, except for violations that would not have a Material Adverse Effect.

                                       10
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(d)   TITLE TO AND CONDITION OF PROPERTIES.

      (i) The Company is registered as owner of an estate in fee simple in and to each parcel of Real Property, free and clear of any Liens, other than Permitted Liens and Liens and imperfections of title that would not have a Material Adverse Effect. No parcel of Real Property is subject to any decree of any Governmental Entity nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Seller, has any such condemnation, expropriation or taking been proposed.

      (ii) The Company is the lessee or has succeeded to the rights of the lessee under all of the Leasehold Interests and owns the Leasehold Interests free and clear of all Liens, except for Permitted Liens. The Company either owns the improvements and fixtures located on each Leasehold Interest or validly occupies and uses such improvements and fixtures in accordance with the terms of the Leasehold Interest, in each case free and clear of Liens, except for Permitted Liens. A true and complete copy or written description of the lease governing each Leasehold Interest, as amended to date and including any letter agreements relating thereto, has been furnished by the Seller or CRC or Weatherford to the Buyer.

      (iii) All Equipment (excluding Equipment that did not have a cost basis of $25,000 or more at their respective dates of acquisition by the Company) is set forth in SECTION 1.1(A)(I) of the Disclosure Schedule. The Company has good and marketable title to all Equipment free and clear of all Liens. \

      (iv) All Inventories at September 30, 1996 are set forth in SECTION 1.1(A)(II) of the Disclosure Schedule. The Company has good and marketable title to all Inventories free and clear of all Liens.

      (v) The Accounts Receivable are owned by the Company free and clear of all Liens.

      (vi) The Company owns or possesses licenses or other rights to use all rights to all Proprietary Rights necessary for the conduct of the Business as currently conducted. Set forth in SECTION 2.4(F) of the Disclosure Schedule is a complete and accurate list of all patents, trademarks and licenses the Company owns or possesses or otherwise has rights to use and all patents, trademarks and licenses pertaining to the Business that the Company owns or possesses or otherwise has rights to use. No licenses, sublicenses, covenants or agreements have been granted or entered into by the Company in respect of the items listed in SECTION 2.4(F) of the Disclosure Schedule except as noted thereon. The Company has not received any notice of infringement, misappropriation or conflict from any other Person with respect to such Proprietary Rights and, to the Seller's knowledge, the conduct of the Business has not infringed, misappropriated or otherwise conflicted with any

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            Proprietary Rights of any such Person. All of the Proprietary Rights that are owned by the Company are owned free and clear of all Liens. All Proprietary Rights that are licensed by the Company from third parties are licensed pursuant to valid and existing license agreements and such interests are not subject to any Liens other than those under the applicable license agreements. The consummation of the transactions contemplated by this Agreement will not result in the loss of any Proprietary Rights and will not conflict with, constitute a breach, violation or termination of, any agreement or understanding, whether written or otherwise, relating to any Proprietary Rights necessary for the conduct of the Business as currently conducted.

(e)   CONTRACTS AND COMMITMENTS.

      (i) None of the Principal Assets is subject to and the Company is not a party to or bound by:

            (A) any agreement, contract or commitment requiring the expenditure or series of related expenditures of funds or the acquisition or disposition or assets, in either case involving amounts or values in excess of $50,000 (other than purchase orders in the ordinary course of business for goods necessary for the Company to complete then existing contracts or purchase orders);

            (B) any loan or advance to, or investment in, any Person or any agreement, contract, commitment or understanding relating to the making of any such loan, advance or investment;

            (C)   any Debt Obligations;

            (D) any partnership, joint venture or profit sharing agreement or any management service, employment, bonus, incentive, consulting or other similar type contract or agreement;

            (E) any broker, sales, distributorship, dealer, manufacturer's representative, agency or similar agreement relating to the products sold or services provided by the Company;

            (F) any maintenance, service or repair agreement requiring the annual expenditure of funds in excess of $10,000; or

            (G)   any license, royalty or similar agreement.

      (ii) The Company is not in breach of any provision of, or in default (nor does the Seller have knowledge of any event or circumstance that with notice, or lapse of time or both, would constitute an event of default) under the terms of any of the Contracts and other Agreements, except for breaches or defaults that would not have a Material Adverse Effect. All of the Contracts and Other Agreements that constitute a part of the Business are in full force and effect. The Seller is not aware of any pending or threatened disputes with respect to any of the Contracts and Other Agreements.

      (iii) The enforceability of the Contracts and Other Agreements that constitute a part of the Business will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(f)   NO LITIGATION.

      There is no action, suit, claim, investigation or legal, administrative, arbitration or other proceeding, or governmental investigation or examination, or any change in any zoning or building ordinance pending or, to the Seller's knowledge, threatened against or affecting the Company, the Business or any of the Company Shares, at law or in equity, before or by any Governmental Entity.

(g)   FINANCIAL STATEMENTS.

      (i) the Seller or the Company has delivered or caused to be delivered to the Buyer accurate and complete copies of the Financial Statements;

      (ii)  the Financial Statements:

            (A) have been prepared from the books and records of the Company in conformity with United States generally accepted accounting principles applied on a basis consistent with preceding years throughout the periods involved, subject to normal year-end adjustments and accruals that would not have a Material Adverse Effect and any other adjustments and accruals described therein, and

            (B) accurately, completely and fairly present the financial position of the Business as of the respective dates thereof and its results of operations and cash flows for the periods then ended.

(h)   BOOKS AND RECORDS.

            To the knowledge of the Seller, all the books and records of the Company relating to the Principal Assets or the Business, including all personnel files, employee data and other materials relating to employees of the Business, are substantially complete and correct, have been maintained in accordance with good business practice and all Applicable Laws, and, in the case of the books of account, have been prepared and maintained in accordance with generally accepted accounting principles consistently applied. Such books and records accurately and fairly reflect, in reasonable detail, all material transactions (when taken together as a whole), revenues, expenses, assets and liabilities of the Company with respect to the Business.

(i)   NO ADVERSE CHANGES OR EVENTS.

            Since January 31, 1997, Business has been consistently operated only in the ordinary course, and there not been:

            (i) any adverse change in the financial condition, assets, liabilities (contingent or otherwise), results of operations or business of the Company except for such changes that in the aggregate have not had a Material Adverse Effect;

            (ii) any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the Principal Assets or the Business;

            (iii) any increase in the compensation or rate of compensation or commissions or bonuses payable or to become payable by the Company to any employee of the Company that is not consistent with past practice, any payment or accrual of, or commitment with respect to, any bonus plan or severance arrangement that is not consistent with past practice or any change or modification to any severance arrangement;

            (iv) any sale, assignment, transfer or other disposition or lapse of any Proprietary Rights;

            (v) any sale, transfer or other disposition of any properties or assets, real, personal or mixed, tangible or intangible, material to the Business (other than sales of Inventory in the ordinary course of business);

            (vi) any change in the Company's method of accounting for financial, Tax or other purposes; or

            (vii) any transactions giving rise to special or nonrecurring income reflected in the Financial Statement; or any write-up or revaluation that increased the book value of any assets reflected in the Financial Statements.

(j)   CUSTOMERS AND SUPPLIERS.

      Set forth in SECTION 2.10 of the Disclosure Schedule is a list of

      (i) the names of, and the dollar volume and percentage of products or services purchased by the Company from, each of its largest suppliers of products and services with respect to the Business (in terms of purchases) during each of the fiscal years ended December 31, 1993, 1994 and 1995, and

      (ii) the dollar volume and percentage of sales to each of the Company's 15 largest customers of products and services with respect to the Business (in terms of sales) during each of such periods. The Company is not past due (in accordance with the stated invoice terms) with respect to any amounts owed to any of the suppliers listed in SECTION 2.10 of the Disclosure Schedule.

(k)   INSURANCE.

      The Company maintains in full force and effect policies of insurance with respect to the Principal Assets and the Business against casualties and contingencies of such types and in such amounts as are customary for corporations of similar size engaged in similar lines of business. All premiums due and payable with respect to such policies have been timely paid. No notice of cancellation of any such policy has been received by the Company. During the past three years, no application by the Company for insurance with respect to any Principal Assets or operations of the Business has been denied for any reason.

(l)   FINANCIAL REQUIREMENTS.

      Set forth in SECTION 2.12 of the Disclosure Schedule is a list and summary description of all bonds, deposits, financial assurance requirements and insurance coverage submitted to Governmental Entities for the continued ownership and operation of the Principal Assets or the Business.

(m)   ENVIRONMENTAL MATTERS.

      The sole representations of the Seller with respect to environmental matters are set forth in this SECTION 3.1(M). To the extent representations in other sections of this Agreement or the Definitive Acquisition Agreement also could apply to environmental matters, including, but not limited to, matters related to, arising under or concerning Environmental Laws, such representations shall be construed to exclude all environmental matters and to apply to matters other than environmental matters. Except as would not have a Material Adverse Effect:

      (i) Neither the Company nor, to the knowledge of the Seller, any prior owner or operator of the Business, nor, to the knowledge of the Seller, any carrier transporting Hazardous Materials for the Company, has caused or allowed the generation, use, transportation, treatment, storage or disposal of Hazardous Materials at any site or facility owned, leased or operated by the Company or used in the Business or, to the knowledge of the Seller, at any offsite facilities, in each case except in accordance with all applicable Environmental Laws.

      (ii) The Company does not own or lease any real property, improvements or related assets that form a part of the Principal Assets or the Business and that have been subject to the release of any Hazardous Materials.

      (iii) The Company has secured all Environmental Permits necessary to the conduct of the Business and the Company is in compliance with such permits.

      (iv) The Company has not received written notice of any proceedings, claims or lawsuits related to or arising under any Environmental Law and related to the Business or the Principal Assets.

      (v) The Company is not currently operating or required to be operating the Business under any compliance order, schedule, decree or agreement, any consent decree, order or agreement. or corrective action decree, order or agreement issued or entered into under any Environmental Law.

      (vi) The Business is being operated in substantial compliance with applicable limitations, restrictions and requirements established under Environmental Laws.

      (vii) All written environmental studies, reports and analyses relating to the Business that are in the possession of the Seller or the Company have been made available to the Buyer or, if not in the possession of the Seller or the Company but are known to the Seller or the Company, have been identified to the Buyer.

(n)   CONDITION OF ASSETS.

      Except as expressly provided herein, the Principal Assets are in an "AS IS, WHERE IS" condition, and the Seller makes NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THEIR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR AS TO THEIR CONDITION.

(o)   WARRANTIES AND PRODUCT LIABILITY.

      Except for (i) warranties implied by law and (ii) warranties disclosed in
      SECTION 2.15 of the Disclosure Schedule, the Company has not given or made any warranties in connection with the sale or rental of goods or services on or prior to the Closing Date, including, without limitation, warranties covering the customer's consequential damages. The Seller is not aware of any state of facts or the occurrence of any event forming the basis of any present claim against the Company with respect to warranties relating to products manufactured, sold or distributed by the Company or services performed by or on behalf of the Company on or prior to the Closing Date except any claim that would not individually or in the aggregate exceed $300,000.

(p)   EMPLOYEE MATTERS.

      There are no collective bargaining or other labor union agreements to which the Company is a party or by which it is bound. To the knowledge of the Seller, the Company has not encountered any labor union organizing activity or had any actual or threatened employee strikes, work stoppages, slowdowns or walkouts.

(q)   FINDER'S FEES.

      Except for fees payable to Merrill Lynch & Co. and Simmons & Company International that are payable by CRC or Weatherford, neither the Seller nor any Affiliate of the Seller has employed or retained any investment banker, broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder's fees or commissions, with respect to the sale by the Seller of any of the Company Shares or with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby any party hereto may be obligated to pay such a fee or commission. The Seller agrees to indemnify and hold the Buyer and its Affiliates harmless from and against any and all claims, liabilities or obligations with respect to all fees, commissions or expenses asserted by any Person on the basis of any act, statement, agreement or commitment alleged to have been made by the Seller, with respect to any such fee, commission o expense.

(r)   RESIDENCY.

      The Seller is not a non-resident of Canada for the purposes of Section 116 of the INCOME TAX ACT (Canada);

(s)   MINUTE BOOKS.

      The Company minute book contains complete, accurate and up-to-date versions of:

      (i) the articles of amalgamation and all by-laws, unanimous shareholder agreements and other constating or governing corporate documents of the Company,

      (ii) minutes of all meetings of the directors and shareholders of the Company held since the date of its formation by amalgamation, and copies of all written resolutions of the directors and shareholders of the Company passed in lieu of the holding of meetings,

      (iii) registers of shareholders, transfers, directors and officers, and

      (iv) all other documents and information summaries of any material nature relating to the corporate activities and status of the Company.

(t)   THE COMPANY SHARES.

      (i) The authorized Capital of the Company consists of 5,000 Class "A" Common Shares, 5,000 Class "B" Common Shares, 5,000 Class "C" Common Shares, and 15,000 Class "D" Common Shares, of which only the Company Shares are presently issued and outstanding, and there are no agreements, options, rights or privileges (including, without limitation, convertible securities, warrants or other rights of any nature) for the purchase, subscription, allotment or issuance of any of the unissued shares in the capital of-the Company, or of any other Company securities of any nature or kind;

      (ii) the Company Shares have been duly authorized and issued, and are fully paid and non-assessable;

      (iii) the Seller is the registered and beneficial owner of the Company Shares, and has good and marketable title thereto, and the Company Shares are now, and will be conveyed to the Buyer, free and clear of all liens, encumbrances, security interests and other third party claims and interests of any nature whatsoever;

      (iv) except for any approval stipulated by any statute or regulation, there are no approvals or other restrictions of any nature applicable to the sale and transfer of the Company Shares to the Buyer pursuant hereto, and the Seller has the absolute right to effect such sale and transfer.

(u)   TAX MATTERS.

      (i) The Company has duly filed all federal, provincial, local, and foreign Tax Returns which have come due for filing and which are required to be filed by or with respect to it with Revenue Canada or other applicable taxing authorities, and no extensions with respect to such Tax Returns have been requested or granted;

      (ii) the Company has paid, or adequately reserved against in the Financial Statements, all Taxes which have come due, or are claimed by any Taxing authority to be due, from or with respect to it, except Taxes that are being contested in good faith by appropriate legal proceedings and for which adequate reserves have been set aside;

      (iii) the Company has received no notice that an issue is being raised or adjustment is being proposed by Revenue Canada or any other Taxing authority in connection with any of the Company's tax returns;

      (iv) the Company has made all deposits which have come due with respect to Taxes;

      (v) no waiver or extension of any statute of limitations as to any federal, provincial, local, or foreign tax matter has been given by or requested from the Company.

3.2   LIMITATION OF SELLER'S REPRESENTATIONS

            The Seller makes no representation or warranty whatsoever except as and to the extent expressly set forth in SECTION 3.1; provided that all representations, warranties and covenants of the Seller in this Agreement are in addition to those in the Definitive Acquisition Agreement which pertain to the Company and the Business. The Buyer acknowledges that it is aware of the matters set forth in the Disclosure Schedule, and that each of the covenants, representations and warranties of the Seller set forth in SECTION 3.1 is expressly subject to all matters set forth in the Disclosure Schedule.

3.3   BUYER'S REPRESENTATIONS

            The Buyer represents and warrants to the Seller as follows:

      (a)   CORPORATE MATTERS.

            The Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Buyer has all requisite corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement. This Agreement, and all transactions contemplated hereby, have been duly authorized and approved by all necessary corporate action on the part of the Buyer. No further corporate action is necessary on the part of the Buyer to execute and deliver this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and is a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect that affect creditors' rights generally and by legal and equitable limitations on the availability of specific remedies. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and the compliance with the provisions hereof, by the Buyer will not violate any provision of, or constitute a default under, any contract or other agreement to which the Buyer is a party or by which it is bound, or conflict with its Certificate of Incorporation or Bylaws, other than violations, defaults or conflicts that would not materially and adversely affect the ability of the Buyer to consummate the transactions provided for in this Agreement.

      (b)   APPROVALS AND AUTHORIZATIONS.

            No order, license, consent, waiver, authorization or approval of, or exemption by, or the giving of notice to, or the registration with, or the taking of any other action in respect of, any Person not a party to this Agreement, including any Governmental Entity, and no filing, recording, publication or registration in any public office or any other place is now, or under existing law in the future will be, necessary on behalf of the Buyer to authorize its execution, delivery and performance of this Agreement or any other agreement contemplated hereby to be executed and delivered by the Buyer and the consummation of the transactions contemplated hereby or thereby (including, but not limited to, purchase of the Company Shares), or to effect the legality, validity, binding effect or enforceability thereof

      (c)   FINDER'S FEES.

            Neither the Buyer nor any Affiliate of the Buyer has employed or retained any investment banker, broker, agent, finder or other party, or incurred any obligation for brokerage fees, finder's fees or commissions, with respect to the transactions contemplated by this Agreement, or otherwise dealt with anyone purporting to act in the capacity of a finder or broker with respect thereto whereby any party hereto may be obligated to pay such a fee or a commission. The Buyer agrees to indemnify and hold the Seller and its Affiliates harmless from and against any and all claims, liabilities or obligations with respect to all fees, commissions or expenses asserted by any Person on the basis of any act, statement, agreement or commitment alleged to have been made by the Buyer or any Affiliate of the Buyer with respect to any such fee, commission or expense.

      (d)   WTO INVESTOR.

            The Buyer is a "WTO investor" as that term is defined in the INVESTMENT CANADA ACT, R.S.C. 1985, as amended.

3.4   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

            The several representations and warranties of the parties to this Agreement shall survive the Closing Date and shall remain in full force and effect for a period of two years following the Closing Date (the period during which the representations and warranties shall survive being referred to herein with respect to such representations and warranties as the "Survival Period"), and shall be effective with respect to any inaccuracy therein or breach thereof (and a claim for indemnification under ARTICLE 7 of the Definitive Acquisition Agreement may be made thereon) if a written notice asserting the claim shall have been duly given in accordance with ARTICLE 7 of the Definitive Acquisition Agreement within the Survival Period with respect to such matter. All covenants and agreements contained herein shall survive without limitation. Any claim for indemnification made during the Survival Period shall be valid and the representations and warranties relating thereto shall remain in effect for purposes of such indemnification notwithstanding that such claim may not be resolved within the Survival Period.

3.5   APPLICATION OF INDEMNITIES

            The parties acknowledge that the provisions in ARTICLE 7 of the Definitive Acquisition Agreement are intended to apply to any misrepresentation, breach of warranty or breach of any covenant or agreement of a party hereunder, or to any obligation or liability which constitutes an Assumed Liability or a Retained Liability (as those terms are defined in the Definitive Acquisition Agreement), notwithstanding the sale and conveyance of the Company Shares.

                                    ARTICLE 4
                                     GENERAL

4.1   PUBLIC ANNOUNCEMENTS

            Each of the parties and their Affiliates shall be entitled to make all such announcements and disclosures in respect of this Agreement as they may consider appropriate for purposes of satisfying obligations at law, or to any governmental or regulatory authority or stock exchange, provided that the party proposing to make the announcement and disclosure first provides the other party with reasonable advance notice of the contents and timing of any such announcement or disclosure, and provides such other party with a reasonable opportunity to comment thereon.

4.2   COMMUNICATIONS

            All notices and other communications given in connection with this Agreement shall be in writing, and the respective addresses of the parties for the service of any such notices or other communications shall be as follows:

            Seller:           Weatherford Enterra Canada Ltd.
                              c/o Weatherford Enterra, Inc.
                              1360 Post Oak Boulevard
                              Suite 1000
                              Houston, Texas 77056
                              Attention:  H. Suzanne Thomas
                              Fax No.:    (713) 622-0913

            With a copy to:   Macleod Dixon
                              Barristers & Solicitors
                              3700. 400 - Third Avenue S.W.
                              Calgary, Alberta T2P 4H2
                              Attention:  David Guichon Jr.
                              Fax No:     (403) 264-5973

            Buyer:            CEPI Holdings, Inc.
                              777 Main Street
                              Suite 2700
                              Fort Worth, Texas 76102
                              Attention:  Kenneth A. Hersh
                              Fax No.:    (817) 820-6650

All notices and communications given in connection with this Agreement shall be sufficiently given if addressed as aforesaid and either delivered by hand or by reputable courier service with proof of delivery to the intended recipient's address for service as set forth above, or sent by direct facsimile telecommunication (with receipt confirmed) to such party at its fax number as set forth above. Any notice so given shall be deemed to have been given and received on the first Business Day on which it is presented during normal business hours at the address for service of the addressee thereof, or, in the case of a direct facsimile telecommunication, on the day on which it is transmitted if transmitted prior to or during normal business hours on a Business Day, or on the first Business Day following the day on which it is transmitted if transmitted otherwise. A party may change its address for service by giving written notice thereof to the other party and their counsel.

4.3   TRANSACTION EXPENSES

            The parties shall each be responsible for their own legal, accounting, evaluation and other transaction fees and expenses incurred in connection with the purchase and sale contemplated hereby.

4.4   ASSIGNMENT

            Neither party shall be entitled to assign any rights or obligations under or in respect of this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

4.5   INUREMENT

            This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

4.6   GOVERNING LAW

            This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta, and each of the parties submits to the jurisdiction of the courts of the Province of Alberta for the interpretation and enforcement hereof.

4.7   FURTHER ASSURANCES

            Each of the parties shall from time to time and at all times hereafter, without further consideration, do and perform all such further acts and things, and execute and deliver all such further agreements, assurances, notices, releases and other documents and instruments, as may reasonably be required to more fully assure the transfer of the Company Shares to the Buyer in accordance with the provisions of this Agreement, and otherwise to assure the carrying out of the intent and purpose of this Agreement.

4.8   WAIVER

            No waiver by either party shall be effective unless in writing, and a waiver shall affect only the matter, and the occurrence thereof, specifically identified in the writing granting such waiver and shall not extend to any other matter or occurrence.

4.9   COUNTERPART EXECUTION

            This Agreement may be executed in separate counterparts, and the executed counterparts shall together constitute one instrument and have the same force and effect as if both of the parties had executed the same instrument.

4.10  TAX RETURNS AND FINANCIAL STATEMENTS

            The Seller agrees to prepare or cause to be prepared, at the Seller's expense, and within 180 days of the Closing Date, audited financial statements of the Company and federal and provincial corporate income tax returns and goods and services tax returns for the Company, in each case for the fiscal periods ending December 31, 1996 and on the Closing Date. The said financial statements and tax returns shall be prepared on a basis consistent with past practice by the accountants of the Company prior to Closing or such other accountants selected by the Seller, provided that the said financial statements and tax returns shall be subject to review and approval of the Buyer before finalization, acting reasonably. The Buyer shall provide or cause to be provided to the Seller and the Seller's agents and professional advisors full and unrestricted access to the relevant records of the Company, and all other reasonable assistance and cooperation requested by the Seller, in order to facilitate and assist the Seller in the preparation of the said financial statements and tax returns.

4.11  TRANSFER TAXES

      (a) Notwithstanding any provision of law imposing the burden of Transfer Taxes (as hereinafter defined) on the Seller or the Buyer, as the case may be, any sales, use and other transfer Taxes imposed in connection with the consummation of the transactions contemplated by this Agreement (collectively, "Transfer Taxes") shall be borne equally by the Buyer and the Seller. The Seller and the Buyer agree to cooperate in good faith with each other, and to use their commercially reasonable efforts, to minimize Transfer Taxes. Without limiting the generality of the preceding sentence, (i) the appropriate party hereto shall promptly and properly complete, execute and deliver to the other party resale, exemption and/or similar certificates or other documentation necessary or appropriate under any applicable law to claim and/or evidence that all or any portion of the sale or transfer of the Company Shares under this Agreement is exempt from or otherwise not subject to Transfer Taxes imposed under such applicable law and (ii) each of the parties hereto shall consult and cooperate in good faith with each other on a timely basis in order to effectively handle and contest any audit, examination, investigation or administrative, court or other proceeding relating to Transfer Taxes.

      (b) The Buyer shall pay any and all recording, filing or other fees relating to the conveyance or transfer of the Company Shares from the Seller to the Buyer. The Seller shall pay, cause to be paid or adjust in favor of the Buyer all income taxes and goods and services taxes payable by the Company for all fiscal periods prior to the Closing, including applicable interest or penalties due thereon.

      (c) If a party hereto shall fail to pay on a timely basis any amount for which such party is responsible under this SECTION 4.11, the other party may pay such amount to the appropriate Governmental Entity or Governmental Entities or other appropriate third party or parties, and the party responsible for payment of such amount shall promptly reimburse the other party for such amount so paid.

      (d) The respective rights and obligations of the parties hereto under this SECTION 4.11 shall survive the Closing without limitation.

            IN WITNESS WHEREOF the parties have executed and delivered this Agreement as of the date first above written.

                                    WEATHERFORD ENTERRA CANADA LTD.

                                    Per:____________________________

                                    Per:____________________________




                                    Per:____________________________

                                    Per:____________________________